UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 2, 2005

MBNA Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-10683	52-1713008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wilmington, Delaware	19884-0131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 362-6255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Executive Officer Retirement

On May 2, 2005, the Compensation Committee and the Stock Option Committee of the Board of Directors of MBNA Corporation (the "Corporation") waived the age 65 requirement for certain retirement benefits to General Charles C. Krulak, an executive officer of the Corporation. General Krulak most recently served as Vice Chairman of the Corporation responsible for corporate development and acquisitions, personnel, compensation and benefits, and education and career development. He previously served as Chief Executive Officer of MBNA Europe Bank Limited, the Corporation's banking subsidiary in the United Kingdom. Before joining the Corporation in 1999, General Krulak had a 35 year career in the U.S. Marine Corps, including serving four years as Commandant.

General Krulak is retiring at the age of 63. Under certain compensation plans, the executive must remain with the Corporation until age 65 to receive the benefit. The Compensation Committee and Stock Option Committee waived the age 65 requirement for General Krulak.

The Compensation Committee waived the age 65 requirement for General Krulak's retirement benefit under the Corporation's Supplemental Executive Retirement Plan (SERP). This benefit provides a retirement benefit equal to 80% of his highest average salary for any 12-month period during the 144-month period preceding retirement. The benefit is reduced by pension and social security benefits. The annual retirement benefit under the SERP payable to General Krulak will be approximately $1.0 million.

The Stock Option Committee waived the age 65 requirement for the vesting of 45,000 shares of restricted common stock awarded to General Krulak in 1999 and 94,345 shares of restricted common stock awarded in lieu of a portion of cash bonuses for 2002 through 2004. The Committee also waived the age 65 requirement for the vesting of stock options for 150,000 shares of common stock with an exercise price of $20.58. 115,211 shares of restricted common stock were forfeited upon his retirement according to the terms of the awards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBNA Corporation

Date: May 6, 2005	By:	/s/	Kenneth A. Vecchione
Kenneth A. Vecchione
Chief Financial Officer